Exhibit (a)(1)(vi)

NATIONAL OILWELL VARCO, INC.

STOCK APPRECIATION RIGHT EXCHANGE PROGRAM

ELECTION FORM

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offering Memorandum related to our offer (the “Offer”) to exchange certain outstanding and unexercised stock appreciation rights (“SARs”) for a Cash Payment, Amended SARs and New Options (the “New Awards”); (2) the Communication to Eligible Holders Announcing the Opening of the National Oilwell Varco, Inc. Stock Appreciation Right Exchange Program (“Exchange Program”), delivered via e-mail on November 21, 2017; (3) the Communication to Eligible Holders from our Chief Executive Officer, dated November 21, 2017, included with the Offering Memorandum; (4) the Highlights of the Exchange Program; and (5) this Election Form. This Offer provides the opportunity for eligible employees to exchange certain SARs (“Eligible SARs Awards”) issued under the Company’s Stock Appreciation Rights & Phantom Equity Plan (the “SAR Plan”) for the New Awards. Eligible SARs Awards accepted for exchange will be exchanged for the New Awards on the Expiration Date (currently expected to be December 20, 2017). By participating, you agree to all terms of the Offer as set forth in the Offering Memorandum.

If you wish to exchange Eligible SARs Awards using this Election From, we must receive your properly completed Election Form by 9:00 p.m. Central Time on Wednesday, December 20, 2017, unless the Offer is extended by us. You may change your elections as often as you wish until 9:00 p.m. Central Time on Wednesday, December 20, 2017, at which time your election, if any, in effect at that time will become irrevocable, unless the Offer is extended by the Company in its sole discretion. Please follow the instructions attached to this Election Form.

•	Indicate your election for your Eligible SARs Awards in the appropriate box below (“Exchange” or “Decline”).

•	Sign and date the Election Form and submit it to the Company in PDF format by email to exchange.program@nov.com.

Questions about the Exchange Program can be directed:

•	By phone at 346-223-4800, where you will have the ability to leave a voice message; or

•	By e-mail to exchange.program@nov.com.

Your Election:

Exchange	Decline
☐	☐

*	If neither Exchange/Decline box is chosen, you will be considered to DECLINE the election.

Employee Name:	Signature:

Date:

NOTE TO ELIGIBLE ASSOCIATES IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible SARs Awards, in connection with your election to tender your Eligible SARs Awards you will make the representation below to the Company. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Unless you are not married or your spouse has no community or other marital property rights in the Eligible SARs Awards or New Awards, you hereby represent and warrant to the Company that your spouse has read and approves the submission of this Election Form and agrees to be irrevocably bound by this Election Form and further agrees that any of his or her community property interest will similarly be bound by this Election Form. You should consult your personal outside advisors if you have questions about this representation.

NATIONAL OILWELL VARCO, INC.

STOCK APPRECIATION RIGHT EXCHANGE PROGRAM

ELECTION FORM INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of the Election Form.

A properly completed Election Form must be received by us by e-mail before 9:00 p.m. Central Time on Wednesday, December 20, 2017 (or such later date as may apply if the Offer is extended).

You may submit your Election Form by sending a scanned copy of your completed and signed Election Form (via PDF or similar imaged document file) by e-mail to: exchange.program@nov.com.

The delivery of all documents is at your own risk. Only Election Forms that are complete and actually received by the Company by the deadline will be accepted. It is your responsibility to confirm that we have received your Election Form before the expiration of the Offer.

If your Eligible SARs Awards are properly tendered for exchange and accepted by us for exchange using the method described above, you will receive a confirmation notice following the expiration of the Offer. The confirmation notice will confirm that those Eligible SARs Awards have been accepted for exchange and will set forth the number of New Awards that will be paid and issued to you.

PLEASE NOTE: You may also make your Election electronically through the Company’s Intranet (the “Election Site”) using the “Election Site” hyperlink in the Company’s email communication to you. You are not required to use this hard copy Election Form.

2. Withdrawal of Election.

Tenders of Eligible SARs Awards made under the Offer may be withdrawn at any time before 9:00 p.m. Central Time on Wednesday, December 20, 2017, unless we extend the expiration date of the Offer, in which case withdrawals must be received before such later expiration date and time. In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not accepted your tendered Eligible SARs Awards for payment by January 19, 2018, the 40th business day following the commencement of the Offer, you may thereafter withdraw your tendered Eligible SARs Awards. To receive a new Election Form, call 346-223-4800 or e-mail exchange.program@nov.com and request a new Election Form.

You may withdraw a previously submitted Election Form by submitting a new properly completed Election Form and checking off the DECLINE box, or the EXCHANGE box if you previously declined the Offer, prior to the Expiration Date in the same manner described in these instructions, and we must receive the new Election Form before the expiration of the Offer at 9:00 p.m. Central Time on Wednesday, December 20, 2017, unless we extend the expiration date of the Offer. It is your responsibility to confirm that we have received your new Election Form before the expiration of the Offer. In all cases, the last Election Form submitted and received prior to the expiration of this Offer will prevail. In addition, in accordance with Rule 13e-4(f)(2)(ii) of the Exchange Act, if we have not accepted your tendered Eligible SARs Awards for payment by January 19, 2018, the 40th business day following the commencement of the Offer, you may thereafter withdraw your tendered Eligible SARs Awards.

3. Signatures.

The Election Form must be signed by the award holder and the signature must correspond with the name as written on the face of the Eligible SARs Award grant agreement or agreements to which the Eligible SARs Awards are subject without alteration, enlargement or any change whatsoever. If this Election Form is signed by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible SARs Awards, in connection with your election to tender your Eligible SARs Awards you will make the spousal representation to the Company. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

4. Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer or this Election Form may be directed to:

Phone: 346-223-4800 (you will have the ability to leave a voice message on this extension)

E-mail: exchange.program@nov.com

Copies will be furnished promptly at the Company’s expense.

5. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Eligible SARs Awards. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible SARs Awards that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible SARs Awards or any particular holder before the expiration of the Offer. No Eligible SARs Awards will be accepted for exchange until the holder exchanging the Eligible SARs Awards has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible SARs Awards, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

6. Additional Documents to Read.

You should be sure to read the following: (1) the Offering Memorandum related to our offer to exchange certain outstanding and unexercised Eligible SARs Awards for New Awards; (2) the Communication to Eligible Holders Announcing the Opening of the Exchange Program, delivered via e-mail on November 21, 2017; (3) the Communication to Eligible Holders from our Chief Executive Officer, dated November 21, 2017; (4) the Highlights of the Company’s Exchange Program; and (5) the Election Form.

7. Important Tax Information.

Please refer to Section 13 of the Offering Memorandum, which contains important tax information. We also recommend that you consult with your personal tax advisors before deciding whether or not to participate in this Offer.